Exhibit 5.1

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

May 6, 2014

Tecumseh Products Company
5683 Hines Dr.
Ann Arbor, MI 48108

Ladies and Gentlemen:
We have represented Tecumseh Products Company, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”), for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 1,800,000 of the Company's Common Shares, no par value (the “Common Shares”), to be issued pursuant to awards under the Tecumseh Products Company Omnibus Incentive Plan (the “Plan”).
Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (1) the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, (2) when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be legally issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.
Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP